NeoStem
YOUR CELLS. YOUR USE. YOUR LIFE.

April 10, 2012

Andrew L. Pecora, M.D., F.A.C.P.
424 Hidden Valley Court
Wyckoff, NJ 07481

Dear Dr. Pecora:

This letter is being written to serve as an amendment to the employment agreement between you, Progenitor Cell Therapy, LLC (the "Company") and NeoStem, Inc. (the "Parent") dated as of September 23, 2010 pursuant to which you serve as the Chief Medical Officer of the Company as amended by letter agreement dated August 17, 2011 (collectively, the "Agreement"), which among other things, appointed you to the additional position of Chief Medical Officer of the Parent. Except as set forth herein, the Agreement shall remain unchanged. Initially capitalized terms used but not defined herein shall have the meaning set forth in the Agreement. This Amendment shall become effective on the date that it is fully executed by you and the Parent (the "Effective Date").

1. You shall devote no less than two days per week to your duties as Chief Medical Officer of the Company and the Parent. Your annual salary shall be $140,000 to reflect the decrease in your time commitment.

2. Commencing with the pay period ending April 7, 2012, you agree to accept your salary for each pay period, net of payroll taxes, through the issuance to you of shares of the Company's common stock at the fair market value of the common stock at the time of issuance. Such election shall be made on a quarterly basis. The shares shall be issued under the Company's 2009 Equity Compensation Plan.

Please acknowledge your agreement with the foregoing by executing as provided below.

NEOSTEM, INC.

By: ____________________
Name: Robin L. Smith
Title: Chief Executive Officer

ACKNOWLEDGED AND AGREED:

____
Andrew L. Pecora, M.D., F.A.C.P.

Date: 4/11/12

420 Lexington Avenue | Suite 450 | NYC | 10170 | Phone: (212) 584-4184 | Fax: (646) 514-7787
www.neostem.com